UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 East Colorado Boulevard, Suite 299
Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 578-0777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective December 15, 2011, the Board of Directors of Alexandria Real Estate Equities, Inc. (“Alexandria”) amended Section 7 of Article II of the Bylaws of Alexandria to change the vote required for the election of a director in an uncontested election from a plurality of votes cast to the affirmative vote of a majority of the total votes cast “for” or “against,” or withheld as to, such nominee (the “Bylaw Amendment”).  In contested elections, a plurality of votes cast will continue to be required for the election of a director.

In connection with the adoption of the Bylaw Amendment, Alexandria’s Board of Directors approved an amendment to Alexandria’s Corporate Governance Guidelines (the “Guidelines Amendment”). The Guidelines Amendment became effective on December 15, 2011, and requires any nominee for director who is an incumbent director not elected by the vote required in Alexandria’s Bylaws, and with respect to whom no successor has been elected, to promptly tender his or her offer to resign to Alexandria’s Board of Directors for its consideration.  The Guidelines Amendment also provides that the Nominating & Governance Committee of the Board of Directors of Alexandria shall consider such offer and recommend to the Board whether to accept the offer to resign.  Alexandria’s Board of Directors will decide whether to accept any such tendered resignation within ten days after the date of the election and will promptly and publicly disclose its decision.  If the resignation is not accepted, the director will continue to serve until Alexandria’s next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal.

The foregoing description of the Bylaw Amendment is qualified in its entirety by reference to the complete text of the Bylaws of Alexandria, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

3.1                         Bylaws of Alexandria Real Estate Equities, Inc., as amended effective December 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

December 19, 2011	By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer